FOR IMMEDIATE RELEASE
November 5, 2018

Mueller Water Products to Acquire Krausz Industries, Ltd.

ATLANTA – November 5, 2018 Mueller Water Products, Inc. (NYSE: MWA) today announced that it has signed a definitive agreement to acquire Krausz Industries, Ltd., a manufacturer of pipe couplings, grips and clamps, for $140 million in cash.
Krausz Industries provides a full suite of innovative and proprietary pipe couplings, grips and clamps under the HYMAX brand for the global water and wastewater industries. The Company was founded in 1920 and is headquartered in Tel Aviv, Israel, with manufacturing operations in Israel, distribution facilities in the U.S., and 300 employees world-wide. Krausz had net sales of approximately $43 million in 2017 with approximately 75% of its sales generated in North America.
The transaction is subject to customary closing conditions and is expected to close in December 2018.

Once the transaction has closed, Krausz Industries, Ltd. will become part of Mueller Water Products’ Infrastructure segment. Krausz’s product line of pipe couplings, grips and clamps are designed to address repair or pipe connection needs across a broad range of applications, pipe sizes and pipe materials.

Krausz has a history of growth, profitability, and execution through new product development. The acquisition aligns with Mueller Water Products’ strategic focus on product and geographical expansion, and is complementary from product, distribution, customer, and manufacturing perspectives. This acquisition will also position Mueller in the growing pipe repair market.

“For over a century, the Mueller name has been synonymous with quality products and innovation,” said Scott Hall, president and CEO of Mueller Water Products. “The Krausz name has a strong legacy and is known for its high quality products in the U.S. and internationally. The addition of pipe connection and repair to our solution portfolio enables us to address an even broader scope of needs within the water infrastructure system, while expanding our global presence.”

“We are excited to join an organization that shares our values of engineering excellence, innovation and customer service,” said Danny Krausz, CEO of Krausz Industries, Ltd. “We are proud of the company we’ve built and we believe becoming a part of Mueller will benefit our employees and customers. We look forward to the next chapter as we continue to design and build mission-critical and innovative products and technologies for the water industry.”

Conference Call/Webcast

Mueller management will discuss the proposed acquisition during the fourth quarter and full year 2018 financial results conference call on Tuesday, November 6, 2018 at 9:00 a.m. ET. The conference call will be webcast live on Mueller Water Products’ website, www.muellerwaterproducts.com, and will be archived for approximately 90 days.

Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments.  Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions, the failure to satisfy any conditions to our acquisition of Krausz Industries, Ltd., the failure to complete our acquisition of Krausz in a timely manner (or at all) for any reason, the failure to realize any of the anticipated benefits of our acquisition of Krausz within the time period currently expected (or at all) for any reason (including as a result of actions taken by the United States or foreign governments or regulatory authorities concerning the manufacturing and import of goods from other jurisdictions), the risk that the integration of Krausz’s operations into our own will be materially delayed or will be more costly or difficult than expected, the effect of the announcement of the acquisition on our business or the business of Krausz, diversion of management’s attention from our ongoing business operations and opportunities, and the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Undue reliance should not be placed on any forward-looking statements.  We do not have any intent to update forward-looking statements, except as required by law.
About Mueller Water Products
Mueller Water Products, Inc. (NYSE:MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. For more information about Mueller Water Products, visit www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation ("MWP"), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, Jones®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Contact:
Whit Kincaid
770-206-4116
wkincaid@muellerwp.com
Media Contact:
Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com
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